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EXHIBIT 3.2

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                CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES
            AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK,
                         $10.00 PAR VALUE PER SHARE, OF
                     SECURITY ASSOCIATES INTERNATIONAL, INC.
         PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE


         SECURITY ASSOCIATES INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, acting by unanimous written consent dated to be effective as of September 27, 1999, adopted and approved a resolution providing for: (i) the designation of one hundred thirty-seven thousand six hundred eighty-six (137,686) shares of Series A Convertible Preferred Stock, $10.00 par value per share, which resolution is as follows:

         RESOLVED, pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, the Board of Directors hereby designates one hundred thirty-seven thousand six hundred eighty-six (137,686) shares of the Corporation's authorized and unissued preferred stock, $10.00 par value per share, as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") which shall have the following powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions:

         1. Rank. As to distributions upon liquidation, dissolution and winding up, the shares of Series A Convertible Preferred Stock shall rank equal to the Corporation's outstanding Convertible Preferred Stock, junior to the Corporation's outstanding 12% Redeemable Preferred Stock (in each case, for only so long as the Convertible Preferred Stock and 12% Redeemable Preferred Stock remain authorized, as the Company is obligated to eliminate such classes of stock promptly after the filing of this Certificate and the first issuance of stock hereunder) and rank senior to the Corporation's Common Stock and to all future classes of capital stock of the Company unless otherwise expressly approved by a vote of two-thirds (2/3) in interest of the holders of the Series A Convertible Preferred Stock, voting as a separate class.




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         2.       Voting Rights.

                  (a) Except as otherwise required by law or expressly provided herein, each share of Series A Convertible Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation and to have the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

                  (b) Notwithstanding the foregoing, no holder of Series A Convertible Preferred Stock shall be entitled to total voting power, in any matter submitted to a vote of the holders of Common Stock, in excess of forty-five percent (45%) of all votes entitled to vote on that matter. In determining the number of votes as to which any holder is entitled in respect of any such matter, all votes attributable to all securities of the Corporation which that holder and any affiliate of that holder are entitled to vote in respect of such matter shall be included. In the event that the total vote entitlement of any holder in respect of such matter exceeds forty-five percent (45%), such holder's vote entitlement with respect to its shares of Series A Convertible Preferred Stock shall be reduced, for purposes of the vote on such matter only, to that number of votes necessary for such holder's total voting entitlement to equal forty-five percent (45%) of the total number of votes after taking into account the reduction. An "affiliate" shall mean in respect of any person or entity any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first person or entity.

         3. Dividends and Distributions. In the event any dividend or other distribution payable in cash or other property (including shares of Common Stock) is declared on the Common Stock, each holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same cash or other property which such holder would have received if on such record date such holder were the holder of record of the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock then held by such holder are then convertible (the "Participating Dividend").

         4.       Liquidation Rights.

                  (a) Preferences and Participations Upon Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the Stated Value (as





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defined below) per share before any payment or distribution shall be made in respect of the Common Stock. For purposes hereof, the "Stated Value" shall equal $350.00 per share, such amount to be adjusted to reflect stock splits, stock dividends, subdivisions, combinations or reclassifications which occur subsequent to the date hereof. If, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets shall be insufficient to permit the payment to the holders of the Series A Convertible Preferred Stock of the full preferential amount aforesaid due them, all of the assets of the Corporation available for distribution to the holders of Series A Convertible Preferred Stock shall be distributed ratably to the holders Series A Convertible Preferred Stock in accordance with the amount payable with respect to each such share.

                  (b) As Converted Liquidating Distributions. For purposes of this Section 4, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets shall, in and of themselves, be deemed to be a liquidation, dissolution or winding up of the Corporation; provided, however, that a merger or consolidation of the Corporation with another corporation occurring on or before December 31, 2000 shall not be deemed a dissolution, liquidation, or winding up for the purposes hereof.

         5.       Conversion.

                  (a)      Conversion Procedure.

                           (1) Any holder of shares of Series A Convertible
Preferred Stock may at any time, upon written notice to the Corporation, convert all or any number of such shares held by such holder ("OPTIONAL CONVERSION") into a number of fully paid and non-assessable shares of the Corporation's Common Stock equal to the then in effect Conversion Ratio, as defined below, multiplied by the number of shares of Series A Convertible Preferred Stock being converted. At the time of Optional Conversion, the Corporation, to the extent it has funds legally available therefor, shall pay in cash to each holder of Series A Convertible Preferred Stock an amount equal to all accrued and unpaid Participating Dividends to the date of Optional Conversion. In the event of Optional Conversion, the Corporation shall forthwith transmit to such holder of Series A Convertible Preferred Stock upon surrender of the certificate(s) representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Optional Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Optional Conversion.

                           (2) Upon the first sale of Common Stock by the
Corporation to underwriters for the account of the Corporation pursuant to a registration statement under the Securities Act of 1933, as amended ("SECURITIES ACT"), filed with and declared effective by the Securities and Exchange Commission, provided the offering results in the receipt by the Corporation of proceeds of not less than $30.0 million at not less than $10.00 per share of





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Common Stock (as adjusted to reflect stock splits, stock dividends, subdivisions, combinations or reclassifications, subsequent to the date hereof) (such sale being herein called the "INITIAL PUBLIC OFFERING"), all of the remaining shares of Series A Convertible Preferred Stock outstanding, if any, shall be converted without any further action on the part of the Corporation or the holders of such Series A Convertible Preferred Stock ("MANDATORY CONVERSION") into a number of shares of Common Stock equal to the then in effect Conversion Ratio, as defined below, multiplied by the number of shares of Series A Convertible Preferred Stock being converted. In the event of Mandatory Conversion, the Corporation shall forthwith transmit to each holder of Series A Convertible Preferred Stock upon surrender of the certificates representing such shares, stock certificates for the shares of Common Stock issued as a result thereof, dated the date of Mandatory Conversion whether or not certificates for shares of Series A Convertible Preferred Stock have been submitted for exchange.

                           (3) Initially each share of Series A Convertible
Preferred Stock shall be convertible into one hundred shares of Common Stock (the "CONVERSION RATIO"). In the event of any split, stock dividend, subdivision, combination or reclassification of shares of Common Stock, or other recapitalization of the Corporation, having the effect of increasing or decreasing the issued and outstanding Common Stock held by each holder thereof, the Conversion Ratio shall be adjusted so that the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted is equal to that number of shares of Common Stock that represents the same proportionate ownership interest in the Corporation as would have resulted if the conversion had taken place immediately prior to the event causing such adjustment.

                           (4) Notwithstanding anything to the contrary
contained herein, no holder of Series A Convertible Preferred Stock shall be entitled to convert shares of Series A Convertible Preferred Stock (whether by means of Optional Conversion or Mandatory Conversion) in excess of that number of shares that will entitle that holder to total voting power in any matter submitted to a vote of the holders of Common Stock in excess of such forty-five percent (45%) of all votes. In the event that conversion would result in a total vote entitlement in excess of forty-five percent (45%), such holder may only convert that number of shares that would cause that holder's voting entitlement with respect to Common Stock and all other voting securities of the Corporation to equal forty-five percent (45%) of the total number of votes.

                           (5) As soon as practicable after the date of
conversion (but in any event within ten business days following surrender of certificates representing the shares of Series A Convertible Preferred Stock that have been or are to be converted), the Corporation will deliver to the converting holder:


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                                    (A) a certificate or certificates
representing the number of whole shares (cash shall be paid in lieu of fractional shares) of Common Stock issuable by reason of such conversion registered in such name or names (subject to applicable securities laws and regulations) and in such denomination or denominations as the converting holder has specified;

                                    (B) payment, from funds legally available
therefor, in an amount equal to all Participating Dividends declared, unpaid and owing pursuant to Section 3 hereof with respect to each share converted which have not been paid prior to the date of conversion plus cash for all fractional shares; and

                                    (C) a certificate representing any shares of
Series A Convertible Preferred Stock (including fractional shares) which were represented by the certificate(s) delivered to the Corporation in connection with such conversion but which were not converted.

                           (6) If for any reason the Corporation is unable to
pay any Participating Dividends accrued, unpaid and owing pursuant to Section 3 on the shares of Series A Convertible Preferred Stock being converted, the Corporation will pay such Participating Dividends to the converting holder, plus interest on the unpaid dividends for the period in excess of thirty (30) days during which such dividends shall remain unpaid, calculated at the rate of 12% per annum for the period prior to the occurrence of a Refinancing as defined below and at 18% per annum thereafter, to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment, with accrued and unpaid payments to be made in the order in which they accrued. At the request of any such converting holder, the Corporation will provide such holder with written evidence of such obligation. As used herein, "Refinancing" shall mean a transaction or series of transactions in which the Corporation (which for this purpose shall include all subsidiaries of the Corporation) raises new equity after September 28, 1999 through the sale of shares of capital stock in a cumulative amount in excess of Thirty Million Dollars ($30,000,000) excluding any intercorporate investments among the Corporation and its subsidiaries.

                  (b) Authorization and Issuance of Common Stock. The Corporation covenants and agrees that:

                           (1) The Corporation will at all times reserve and
keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Convertible Preferred Stock as provided in this Section 5, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation will take all such actions as may be necessary to assure that all shares of




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Common Stock may be so issued without violation of any applicable law or regulation or any requirements of any domestic stock exchange or market upon which any shares of Common Stock may be listed.

                           (2) The Corporation will not take any action which
results in any adjustment of the number of shares of Common Stock issuable upon conversion of a share of Series A Convertible Preferred Stock if the total number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock reserved for any purpose other than issuance upon conversion of Series A Convertible Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

                           (3) The issuance of certificates for shares of Common
Stock upon conversion of shares of Series A Convertible Preferred Stock will be made without charge to the holders of such shares of Series A Convertible Preferred Stock for any issuance tax in respect thereof.

                           (4) The Corporation will not close its books against
the transfer of shares of Series A Convertible Preferred Stock or of Common Stock issued or issuable upon conversion of shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of shares of Series A Convertible Preferred Stock.

                  (c) Reorganization, Reclassification, Consolidation, Merger or Sale.

Any capital reorganization, reclassification, consolidation merger or sale of all or substantially all of the Corporation's assets to another person or entity which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each of the holders of Series A Convertible Preferred Stock will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received if such holder had converted the Series A Convertible Preferred Stock immediately prior to such Organic Change. In any such Organic Change, the Corporation will make appropriate provisions to insure that the provisions of this Section 5 will thereafter be applicable as nearly as may be possible to the Series A Convertible Preferred Stock. The Corporation will not effect any consolidation, merger or sale, unless prior to the consummation thereof, the successor entity resulting from consolidation or merger or the entity purchasing such assets assumes the obligation to deliver to such holder of Series A Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.



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                  (d)      Notices.

                           (1) The Corporation will give written notice to all
holders of shares of Series A Convertible Preferred Stock as soon as practicable but in any event at least ten business days prior to the date on which the Corporation closes its books or takes a record on with respect to any dividend or distribution upon Common Stock or upon any other class of the Corporation's capital stock or with respect to any proposed Organic Change.

                           (2) Any notice required by the provisions of this
Certificate of Designations to be given to the Corporation or any holder of shares of Series A Convertible Preferred Stock shall be deemed given upon the first to occur of (x) the date when personally delivered to such holder of (y) on the first business day following the date on which it was delivered properly addressed to the agent of a reputable commercial overnight delivery service or
(z) five (5) business days after the same has been deposited properly addressed in the United States mail, certified or registered mail, return receipt requested, postage prepaid.

                  (e) Taxes and charges. The Corporation will pay all taxes and other governmental charges, if any, that may be imposed in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock.

         6. Amendment. Except if a higher threshold is established by the terms hereof, any of the terms of the Series A Convertible Preferred Stock may be amended or waived if the Corporation has obtained the affirmative vote of or written consent by the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding, voting as a separate class.

         7. Restrictions. This Certificate of Designations, Rights, Preferences and Limitations of Series A Convertible Preferred Stock (this "Certificate") is subject to the terms, conditions and limitations set forth in that certain Amended and Restated Loan Agreement dated as of December 2, 1997 (as the same has been, and may further be, amended, restated, supplemented or otherwise modified from time to time (the "Senior Loan Agreement")), among the Corporation, certain affiliates of the Corporation and FINOVA Capital Corporation, a Delaware corporation, in its individual capacity as agent for all lenders, including, without limitation, the restrictions on (i) payment of dividends, (ii) redemption of shares and (iii) modification, amendment or change to this Certificate, in each case and in every other case as contained in the Senior Loan Agreement.

         8. Conflicts. In the event of any conflict between any term, covenant, or condition of this Certificate and any term, covenant or condition of the Senior Loan Agreement, the provisions of the Senior Loan Agreement shall govern.


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         This Certificate of Designations, Rights, Preferences and Limitations
of Series A Convertible Preferred Stock herein certified has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.



                                          Signed on September 28, 1999

                                          /s/ JAMES S. BRANNEN
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                                              James S. Brannen, President





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